Exhibit 3.15

LIMITED LIABILITY COMPANY AGREEMENT

OF

HARMONY CENTRAL GROUP, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Harmony Central Group, LLC (the “Company”) is effective as of April 29, 2005.

1.                Formation of Limited Liability Company. Musician’s Friend, Inc. (the “Member”) hereby forms the Company as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C§18-101, et seq., as it may be amended from time to time, and any successor to such statute (the “Act”). The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of the Act. To the extent this Agreement is inconsistent in any respect with the Act, to the extent permitted by law, this Agreement shall control.

2.                Members. Musician’s Friend, Inc. is the sole and managing member of the Company.

3.                Purpose. The purpose of the Company is to engage in any and all other lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act)

4.                Name. The name of the Company shall be “Harmony Central Group, LLC.”

5.                Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Delaware shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company is 931 Chevy Way, Medford, OR 97504.

6.                Term of Company. The Company shall commence on the date a Certificate of Formation first is properly filed with the Secretary of State of the State of Delaware and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this agreernent may specify.

7.                Authorized Person. Kasson C. Stone is hereby designated as an authorized person within the meaning of the Act, and shall have the power and authority to execute, deliver and file the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation her powers as authorized person shall cease, and the Member thereupon shall become the designated authorized person and shall continue as the designated authorized person within the meaning of the Act.

8.                Management of Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member in its capacity as the managing member. Notwithstanding any other provisions of this Agreement, the Member, acting alone, is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

9.                Officers. The Member may, from time to time as it deems necessary and advisable, designate natural persons as officers of the Company to manage the day-to-day business affairs thereof (“Officers”). The Officers shall serve at the pleasure of the Managing Member and the Member may assign to the Officers such titles as it deems appropriate. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be the Member. The initial Officers are set forth on Exhibit A. An Officer may be removed with or without cause at any time by the Member.

10.              Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member.

11.              Certificates. Upon the determination of the Member, a certificate, or certificates, may be issued to represent the percentage membership interest of the Member in the Company (“Membership Interest”). Each such certificate shall bear the following legend:

MEMBERSHIP INTERESTS IN HARMONY CENTRAL GROUP, LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “COMPANY”), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). IN ADDITION, THE INTERESTS HAVE NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT OR THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, OR ANY OTHER STATE SECURITIES LAW AS AMENDED FROM TIME TO TIME (COLLECTIVELY, THE “STATE ACTS”). AND TRANSFER OF SUCH INTERESTS WILL BE INVALID UNLESS  A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE SECURITIES ACT OR SUCH STATE ACTS.

12.              Limited Liability. The Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

13.              Exculpation; Indemnification. In the absence of a bad faith violation of the implied contractual covenant of good faith and fair dealing, neither the Officers of the Company, including those Officers listed on Exhibit A, nor the Member nor any of its members, managers, partners, officers, directors, employees, affiliates or agents (collectively, “Covered Persons”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Persons in good faith consistent with applicable law on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, as applicable, by this Agreement. To the fullest extent permitted by applicable law, the Company shall indemnify such Covered Persons and hold such Covered Persons harmless against any loss, damage or claim incurred by such Covered Persons by reason of any act or omission performed or omitted by such Covered Persons in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member, by this Agreement; provided, however, that (i) no Covered Persons shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member by reason of any bad faith violation of the implied contractual covenant of good faith and fair dealing and (ii) any indemnity under this Section 13 shall be provided out of and to the extent of Company assets only, and neither the Member nor any other Covered Persons shall have personal liability on account thereof.

14.             Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

15.             Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

16.             Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance, with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

MEMBER

MUSICIAN’S FRIEND, INC.

By:	/s/ Robert Eastman
Name:	Robert Eastman
Title:	Chief Executive Officer

EXHIBIT A

Initial Officers of Harmony Central Group, LLC

Title	Name
Chief Executive Officer	Robert Eastman
President	Al Dinardi
Executive Vice President and Assistant Secretary	Bruce Ross
Executive Vice President, General Counsel and Secretary	Leland P. Smith
Executive Vice President	Erick Mason
Executive Vice President	Craig Johnson
Senior Vice President	Sue Etling
Senior Vice President	Jon White
Vice President and Treasurer	David Robson